Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2016 RESULTS

Company reports EPS of $1.39 for the quarter. Core EPS were $1.25 for the quarter, up 11%.
Net Sales increased 2% for the quarter and year-to-date.
Foreign currency translation reduced Net Sales and Reported EPS by 2% in the quarter.
Company raises guidance and now expects full year 2016 Core EPS in the $4.27 to $4.35 range and expects to return over $1 billion to shareholders in the form of stock repurchases and dividends.
Plano, TX, July 27, 2016 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2016 EPS of $1.39 compared to $1.14 in the prior year period. Core EPS were $1.25, up 11% compared to $1.13 in the prior year period. Year-to-date, the company reported earnings of $2.35 per diluted share compared to $1.95 per diluted share in the prior year period. Core EPS were $2.18, up 12% compared to $1.94 in the prior year period.

For the quarter, reported net sales increased 2% on favorable product and package mix, net price increases and a 1% increase in sales volumes, which were partially offset by unfavorable segment mix. Net sales growth was further reduced by 2 percentage points of unfavorable foreign currency translation. Reported segment operating profit (SOP) increased 5%, or $24 million, on net sales growth, lower commodity costs, ongoing productivity improvements and lower logistics costs, which were partially offset by increases in certain operating costs including a one-time charge of $4 million related to a transition of a certain employee benefit program. Unfavorable foreign currency translation further reduced SOP growth by 2 percentage points.

Reported income from operations for the quarter was $412 million, which included $25 million in unrealized commodity mark-to-market gains. Reported income from operations was $369 million in the prior year period, which included $5 million in unrealized commodity mark-to-market gains. Core income from operations for the quarter was $387 million, up 6%, and represented 22.8% of net sales compared to 22.1% in the prior year period.

Year-to-date, reported net sales increased 2%. Reported income from operations was $725 million, including $32 million in unrealized commodity mark-to-market gains. Foreign currency translation negatively impacted reported net sales by 2% and reported income from operations by 1%. Reported income from operations in the prior year period was $639 million, which included $4 million in unrealized commodity mark-to-market gains. Core income from operations was $693 million, up 9%, representing 21.8% of net sales compared to 20.5% in the prior year.

DPS President and CEO Larry Young said, “Our teams delivered another solid quarter of growth in what continues to be a competitive industry. We focused relentlessly on driving integrated communication and execution across our key priority brands.”

Young continued, “Our partnerships with allied brands are driving meaningful growth, and Rapid Continuous Improvement (RCI) continues to provide tangible financial benefits to the business.”

EPS reconciliation	Second Quarter			Year-to-Date
	2016	2015	Percent Change	2016	2015	Percent Change
Reported EPS	$1.39	$1.14	22	$2.35	$1.95	21

Unrealized commodity mark-to-market net gain	(0.08)	(0.01)		(0.11)	(0.01)

Items affecting comparability
- Extinguishment gain	(0.06)	—		(0.06)	—
- Litigation provision	—	—		—	—
Core EPS	$1.25	$1.13	11	$2.18	$1.94	12
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2016 results	As Reported		Currency Neutral (Translation)
(Percent change)	Second Quarter	YTD	Second Quarter	YTD

BCS Volume	1	1	1	1
Sales Volume	1	1	1	1
Net Sales	2	2	4	4
SOP	5	8	7	9
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 1%, with carbonated soft drinks (CSDs) increasing 1% and non-carbonated beverages (NCBs) increasing 2%.

By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 6%.

In CSDs, Squirt increased 8% in the quarter on strong growth in both the U.S. and Mexico, and Schweppes grew 9% on increased promotional activity at a large retailer. Peñafiel and Crush each grew 4%. Brand Dr Pepper decreased 1%, as growth in our fountain foodservice business was more than offset by declines in diet. Our Core 4 brands decreased 1%, as a mid-single-digit increase in Canada Dry was more than offset by a 10% decrease in 7UP and low-single-digit decreases in both A&W and Sunkist soda. Fountain foodservice volume increased 1% in the quarter.

In NCBs, our water category grew 25% on strong growth in Bai brands, Aguafiel and FIJI. Clamato increased 14% in the quarter on distribution gains and increased promotional activity, while Hawaiian Punch decreased 5% primarily on price increases on single-serve packages. Snapple decreased 2%, as growth from product innovation was more than offset by the effect a year ago of liquidating certain Snapple inventories. Mott’s was flat in the quarter, as growth in sauce was fully offset by decreases in juice.

Sales Volume
Sales volumes increased 1% in the quarter and year-to-date.

2016 Segment results	Second Quarter
(Percent Change)		As Reported		Currency Neutral (Translation)
	Sales Volume	Net Sales	SOP	Net Sales	SOP

Beverage Concentrates	1	4	4	4	4
Packaged Beverages	(1)	3	10	3	11
Latin America Beverages	6	(7)	(11)	10	—
Total	1	2	5	4	7

2016 Segment results	Year-to-Date
(Percent Change)		As Reported		Currency Neutral (Translation)
	Sales Volume	Net Sales	SOP	Net Sales	SOP

Beverage Concentrates	1	2	3	3	3
Packaged Beverages	(1)	4	16	4	16
Latin America Beverages	6	(8)	(11)	8	—
Total	1	2	8	4	9

Beverage Concentrates
Net sales increased 4% in the quarter on concentrate price increases taken earlier in the year and a 1% increase in concentrate shipments. Lower discounts further increased net sales as favorable trade accrual adjustments were partially offset by increases related to our fountain foodservice business. SOP increased 4% driven by net sales growth, which was partially offset by increases in marketing investments and certain operating costs.

Packaged Beverages
Net sales increased 3% in the quarter on favorable product and package mix and price increases, which were partially offset by lower contract manufacturing volumes. SOP increased 11% on net sales growth, lower commodity and logistics costs and ongoing productivity improvements. These increases were partially offset by increases in certain operating costs, including a one-time charge of $4 million related to a transition of a certain employee benefit program.

Latin America Beverages
Net sales increased 10% in the quarter on a 6% increase in sales volumes, favorable product mix and higher net pricing. SOP was flat in the quarter, as the segment incurred $5 million of higher U.S. dollar denominated input costs which caused a 19% decline in SOP. The aforementioned foreign currency transaction cost taken together with increases in certain operating and logistics costs collectively offset net sales growth and ongoing productivity improvements.

Corporate and Other Items
For the quarter, corporate costs totaled $52 million, which included $25 million in unrealized commodity mark-to-market gains. Corporate costs in the prior year period were $70 million, which included $5 million in unrealized commodity mark-to-market gains.

Other income increased $23 million in the quarter as a result of a $21 million gain on the extinguishment of a multi-employer pension plan withdrawal liability.

Net interest expense increased $5 million in the quarter driven by higher debt balances and refinancing of certain debt in the prior year.

For the quarter, the reported effective tax rate was 35.3%. The effective tax rate in the prior year period was 35.5%.

Cash Flow
Year-to-date, the company generated $407 million of cash from operating activities net of the $35 million multi-employer pension plan settlement payment, compared to $349 million in the prior year period. Capital spending totaled $68 million compared to $42 million in the prior year period. The company returned $493 million to shareholders in the form of stock repurchases ($303 million) and dividends ($190 million).

2016 Full Year Guidance
The company continues to expect full year reported net sales to be up approximately 2% and now expects core EPS to be in the $4.27 to $4.35 range. Collectively, foreign currency translation and transaction are expected to continue to negatively impact net sales by approximately 1% and are now expected to negatively impact core EPS growth by approximately 3%.

Packaging and ingredient costs are now expected to decrease COGS by approximately 1% on a constant volume/mix basis.

The company continues to expect its core tax rate to be approximately 35.5%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company continues to expect to repurchase $650 million to $700 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May and June.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CDT) today, the company will host a conference call with investors to discuss second quarter results and the outlook for 2016. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have six of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2016 and 2015
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$1,695	$1,655	$3,182	$3,106
Cost of sales	670	674	1,272	1,276
Gross profit	1,025	981	1,910	1,830
Selling, general and administrative expenses	590	586	1,136	1,138
Depreciation and amortization	24	26	50	53
Other operating income, net	(1)	—	(1)	—
Income from operations	412	369	725	639
Interest expense	33	28	66	55
Interest income	(1)	(1)	(1)	(1)
Other (income) expense, net	(22)	1	(23)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	402	341	683	585
Provision for income taxes	142	121	241	208
Income before equity in earnings of unconsolidated subsidiaries	260	220	442	377
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—
Net income	$260	$220	$442	$377
Earnings per common share:
Basic	$1.40	$1.15	$2.37	$1.96
Diluted	1.39	1.14	2.35	1.95
Weighted average common shares outstanding:
Basic	185.7	191.4	186.7	192.2
Diluted	186.5	192.4	187.7	193.5

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2016 and December 31, 2015
(Unaudited, in millions, except share and per share data)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$245	$911
Accounts receivable:
Trade, net	642	570
Other	58	58
Inventories	236	209
Prepaid expenses and other current assets	144	69
Total current assets	1,325	1,817
Property, plant and equipment, net	1,129	1,156
Investments in unconsolidated subsidiaries	35	31
Goodwill	2,986	2,988
Other intangible assets, net	2,658	2,663
Other non-current assets	209	150
Non-current deferred tax assets	64	64
Total assets	$8,406	$8,869
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$359	$277
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	9	507
Income taxes payable	50	27
Other current liabilities	688	708
Total current liabilities	1,170	1,583
Long-term obligations	2,921	2,875
Non-current deferred tax liabilities	811	787
Non-current deferred revenue	1,150	1,181
Other non-current liabilities	212	260
Total liabilities	6,264	6,686
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 185,403,402 and 187,841,509 shares issued and outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	94	211
Retained earnings	2,248	2,165
Accumulated other comprehensive loss	(202)	(195)
Total stockholders' equity	2,142	2,183
Total liabilities and stockholders' equity	$8,406	$8,869

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2016 and 2015
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2016	2015
Operating activities:
Net income	$442	$377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	95	96
Amortization expense	16	16
Amortization of deferred revenue	(32)	(32)
Employee stock-based compensation expense	22	21
Deferred income taxes	30	19
Gain on extinguishment of multi-employer plan withdrawal liability	(21)	—
Other, net	(50)	(21)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(74)	(78)
Other accounts receivable	(5)	(2)
Inventories	(29)	(16)
Other current and non-current assets	(80)	(77)
Other current and non-current liabilities	(33)	(41)
Trade accounts payable	81	18
Income taxes payable	45	69
Net cash provided by operating activities	407	349
Investing activities:
Purchase of property, plant and equipment	(68)	(42)
Purchase of intangible assets	—	(1)
Investment in unconsolidated subsidiaries	(6)	—
Purchase of cost method investment	(1)	(15)
Proceeds from disposals of property, plant and equipment	3	11
Other, net	(7)	—
Net cash used in investing activities	(79)	(47)
Financing activities:
Repayment of senior unsecured notes	(500)	—
Repurchase of shares of common stock	(303)	(251)
Dividends paid	(190)	(172)
Tax withholdings related to net share settlements of certain stock awards	(31)	(27)
Proceeds from stock options exercised	12	22
Excess tax benefit on stock-based compensation	21	20
Capital lease payments	(4)	(2)
Other, net	—	1
Net cash used in financing activities	(995)	(409)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(667)	(107)
Effect of exchange rate changes on cash and cash equivalents	1	(3)
Cash and cash equivalents at beginning of period	911	237
Cash and cash equivalents at end of period	$245	$127

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2016 and 2015
(Unaudited, in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Segment Results – Net sales
Beverage Concentrates	$342	$330	$629	$615
Packaged Beverages	1,225	1,188	2,322	2,241
Latin America Beverages	128	137	231	250
Net sales	$1,695	$1,655	$3,182	$3,106

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Segment Results – SOP
Beverage Concentrates	$230	$222	$417	$405
Packaged Beverages	209	190	384	331
Latin America Beverages	24	27	39	44
Total SOP	463	439	840	780
Unallocated corporate costs	52	70	116	141
Other operating income, net	(1)	—	(1)	—
Income from operations	412	369	725	639
Interest expense, net	32	27	65	54
Other (income) expense, net	(22)	1	(23)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$402	$341	$683	$585

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the six months ended June 30, 2016 and 2015, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain item excluded for the three and six months ended June 30, 2016 is a gain on the extinguishment of a multi-employer withdrawal liability. The certain item excluded for the three and six months ended June 30, 2015, is an adjustment to a previously disclosed legal provision.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended June 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	4%	3%	(7)%	2%
Impact of foreign currency	—%	—%	17%	2%
Net sales, as adjusted to currency neutral	4%	3%	10%	4%

	For the Three Months Ended June 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	4%	10%	(11)%	5%
Impact of foreign currency	—%	1%	11%	2%
SOP, as adjusted to currency neutral	4%	11%	—%	7%

	For the Six Months Ended June 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	4%	(8)%	2%
Impact of foreign currency	1%	—%	16%	2%
Net sales, as adjusted to currency neutral	3%	4%	8%	4%

	For the Six Months Ended June 30, 2016
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	3%	16%	(11)%	8%
Impact of foreign currency	—%	—%	11%	1%
SOP, as adjusted to currency neutral	3%	16%	—%	9%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2016	2015	Change
Net cash provided by operating activities	$407	$349	$58
Purchase of property, plant and equipment	(68)	(42)
Free Cash Flow	$339	$307	$32

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended June 30, 2016
	Reported	Mark to Market	Extinguishment Gain	Total Adjustments	Core	FX Translation	Currency Neutral Core
Net sales	$1,695	$—	$—	$—	$1,695	$26	$1,721
Cost of sales	670	13	—	13	683	13	696
Gross profit	1,025	(13)	—	(13)	1,012	13	1,025
Selling, general and administrative expenses	590	12	—	12	602	7	609
Depreciation and amortization	24	—	—	—	24	—	24
Other operating income, net	(1)	—	—	—	(1)	—	(1)
Income from operations	412	(25)	—	(25)	387	6	393
Interest expense	33	—	—	—	33	—	33
Interest income	(1)	—	—	—	(1)	—	(1)
Other (income) expense, net	(22)	—	21	21	(1)	1	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	402	(25)	(21)	(46)	356	5	361
Provision for income taxes	142	(10)	(9)	(19)	123	1	124
Income before equity in earnings of unconsolidated subsidiaries	260	(15)	(12)	(27)	233	4	237
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$260	$(15)	$(12)	$(27)	$233	$4	$237

Diluted earnings per common share	$1.39	$(0.08)	$(0.06)	$(0.14)	$1.25	$0.02	$1.27
Effective tax rate	35.3%				34.6%		34.3%
Operating margin	24.3%				22.8%		22.8%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended June 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core
Net sales	$1,655	$—	$—	$—	$1,655
Cost of sales	674	(2)	—	(2)	672
Gross profit	981	2	—	2	983
Selling, general and administrative expenses	586	7	(1)	6	592
Depreciation and amortization	26	—	—	—	26
Other operating income, net	—	—	—	—	—
Income from operations	369	(5)	1	(4)	365
Interest expense	28	—	—	—	28
Interest income	(1)	—	—	—	(1)
Other (income) expense, net	1	—	—	—	1
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	341	(5)	1	(4)	337
Provision for income taxes	121	(2)	—	(2)	119
Income before equity in earnings of unconsolidated subsidiaries	220	(3)	1	(2)	218
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$220	$(3)	$1	$(2)	$218

Diluted earnings per common share	$1.14	$(0.01)	$—	$(0.01)	$1.13
Effective tax rate	35.5%				35.3%
Operating margin	22.3%				22.1%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Six Months Ended June 30, 2016
	Reported	Mark to Market	Extinguishment Gain	Total Adjustments	Core	FX Translation	Currency Neutral Core
Net sales	$3,182	$—	$—	$—	$3,182	$47	$3,229
Cost of sales	1,272	16	—	16	1,288	22	1,310
Gross profit	1,910	(16)	—	(16)	1,894	25	1,919
Selling, general and administrative expenses	1,136	16	—	16	1,152	16	1,168
Depreciation and amortization	50	—	—	—	50	—	50
Other operating income, net	(1)	—	—	—	(1)	—	(1)
Income from operations	725	(32)	—	(32)	693	9	702
Interest expense	66	—	—	—	66	—	66
Interest income	(1)	—	—	—	(1)	—	(1)
Other (income) expense, net	(23)	—	21	21	(2)	1	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	683	(32)	(21)	(53)	630	8	638
Provision for income taxes	241	(12)	(9)	(21)	220	2	222
Income before equity in earnings of unconsolidated subsidiaries	442	(20)	(12)	(32)	410	6	416
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$442	$(20)	$(12)	$(32)	$410	$6	$416

Diluted earnings per common share	$2.35	$(0.11)	$(0.06)	$(0.17)	$2.18	$0.03	$2.21
Effective tax rate	35.3%				34.9%		34.8%
Operating margin	22.8%				21.8%		21.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Six Months Ended June 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core
Net sales	$3,106	$—	$—	$—	$3,106
Cost of sales	1,276	(4)	—	(4)	1,272
Gross profit	1,830	4	—	4	1,834
Selling, general and administrative expenses	1,138	8	(1)	7	1,145
Multi-employer pension plan withdrawal	—	—	—	—	—
Depreciation and amortization	53	—	—	—	53
Other operating income, net	—	—	—	—	—
Income from operations	639	(4)	1	(3)	636
Interest expense	55	—	—	—	55
Interest income	(1)	—	—	—	(1)
Other (income) expense, net	—	—	—	—	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	585	(4)	1	(3)	582
Provision for income taxes	208	(2)	—	(2)	206
Income before equity in earnings of unconsolidated subsidiaries	377	(2)	1	(1)	376
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$377	$(2)	$1	$(1)	$376

Diluted earnings per common share	$1.95	$(0.01)	$—	$(0.01)	$1.94
Effective tax rate	35.6%				35.4%
Operating margin	20.6%				20.5%